Filed pursuant to Rule 424(b)(3)

Registration No. 333-255217

PROSPECTUS SUPPLEMENT No. 49

(to Prospectus dated April 26, 2021)

PARKERVISION, INC.

13,342,953 Shares of Common Stock

This Prospectus Supplement relates to the prospectus dated April 26, 2021, as amended and supplemented from time to time (the “Prospectus”), which permits the resale by the selling stockholders listed in the Prospectus of up to 13,342,953 shares of our common stock, par value $0.01 per share (“Common Stock”) consisting of (i) an aggregate of 7,962,722 shares of Common Stock issued pursuant to securities purchase agreements dated October 5, 2020, November 17, 2020, December 11, 2020, December 21, 2020 and January 5, 2021, (ii) an aggregate of 3,230,942 shares of Common Stock and 1,619,289 shares of Common Stock underlying warrants (“Warrants”) issued pursuant to securities purchase agreements dated March 29, 2021, (iii) 530,000 shares of Common Stock issued as payment for services.

We will not receive proceeds from the sale of the shares of Common Stock by the selling stockholders. To the extent the Warrants are exercised for cash, we will receive up to an aggregate of $2,833,756 in gross proceeds.  We expect to use the proceeds received from the exercise of the Warrants, if any, for general working capital purposes, including payment of litigation expenses.

This Prospectus Supplement is being filed to update and supplement the information previously included in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on October 1, 2025.  Accordingly, we have attached the 8-K to this prospectus supplement.  You should read this prospectus supplement together with the prospectus, which is to be delivered with this prospectus supplement.

Any statement contained in the Prospectus shall be deemed to be modified or superseded to the extent that information in this Prospectus Supplement modifies or supersedes such statement.  Any statement that is modified or superseded shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this Prospectus Supplement.

This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus.

Our Common Stock is listed on the OTCQB Venture Capital Market under the ticker symbol “PRKR.”

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 6 of the Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined whether this Prospectus or Prospectus Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is October 2, 2025.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 30, 2025

PARKERVISION, INC.

(Exact Name of Registrant as Specified in Charter)

Florida	000-22904	59-2971472
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4446-1A Hendricks Avenue Suite 354, Jacksonville, Florida	32207
(Address of Principal Executive Offices)	(Zip Code)

(904) 732-6100

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
None

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter.

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.07 – Submission of Matters to a Vote of Security Holders.

The Company held its Annual Meeting of Shareholders (the “Annual Meeting”) on September 30, 2025.  The record date for shareholders entitled to notice of, and to vote at, the Annual Meeting was August 4, 2025.  At the close of business on that date, the Company had 120,116,916 shares of common stock issued and outstanding and entitled to be voted at the Annual Meeting.  Four proposals were submitted to the Company’s shareholders at the Annual Meeting.  The proposals are described in more detail in the Company’s definitive proxy statement filed with the U.S. Securities and Exchange Commission on August 18, 2025.  The final voting results were as follows:

Proposal 1

The Company’s shareholders elected the following Class III Directors to serve for a term expiring at the 2028 annual meeting.  The voting results are set forth below.

	Votes For	Votes Against	Votes Withheld	Broker Non-Vote
Paul A Rosenbaum	19,369,656	0	1,117,384	52,728,246
Robert G Sterne	19,446,939	0	1,040,101	52,728,246

Proposal 2

The Company's shareholders ratified the selection of Frazier & Deeter, LLC as the Company’s independent registered public accounting firm for the year ending December 31, 2025.  The voting results are set forth below.

Votes For	Votes Against	Votes Abstained	Broker Non-Vote
72,670,290	140,107	404,889	N/A

Proposal 3

The Company’s shareholders approved, on an advisory basis, the Company's named executive officer compensation.  The voting results are set forth below.

Votes For	Votes Against	Votes Abstained	Broker Non-Vote
18,723,719	1,357,164	406,157	52,728,246

Proposal 4

The Company's shareholders voted on the frequency of future advisory votes on executive compensation.  The voting results are set forth below.

1 Year	2 Years	3 Years	Votes Abstained
7,378,262	10,622,593	1,928,782	557,403

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

Exhibit	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 1, 2025
PARKERVISION, INC.

By /s/ Cynthia French
Cynthia French
Chief Financial Officer